Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Scott A. Kingsley, President and CEO
Annette L. Burns, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES SECOND QUARTER 2025 NET INCOME AND APPROVES AN 8.8% CASH DIVIDEND INCREASE

NORWICH, NY (July 28, 2025) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income and diluted earnings per share for the three and six months ended June 30, 2025.

Net income for the second quarter of 2025 was $22.5 million, or $0.44 per diluted common share, compared to $32.7 million, or $0.69 per diluted common share, for the second quarter of 2024, and $36.7 million, or $0.77 per diluted common share, for the first quarter of 2025. Operating diluted earnings per share(1), a non-GAAP measure, was $0.88 for the second quarter of 2025, compared to $0.69 for the second quarter of 2024 and $0.80 for the first quarter of 2025.

The Company completed the acquisition of Evans Bancorp, Inc. (“Evans”) on May 2, 2025, adding 200 employees and 18 banking locations in Western New York, $1.67 billion in loans and $1.86 billion in deposits. In connection with the transaction, the Company issued 5.1 million shares of common stock, with a value of $221.8 million as of the closing date. The comparisons to the first quarter of 2025 and to the second quarter of 2024 are significantly impacted by the Evans acquisition.

CEO Comments

“Continued improvement in net interest margin results and the additive impact of our successful merger with Evans Bancorp, Inc. resulted in second quarter operating earnings per share that were 28% above the second quarter of 2024 and 10% higher than the first quarter of this year,” said NBT President and CEO Scott Kingsley. “The detailed plans executed by our integration team resulted in a seamless transition experience, and we are excited that we are now building on the relationships Evans established with customers, employees, communities and shareholders in the Western Region of New York.”

“We are also pleased to announce that we have increased our dividend for the thirteenth consecutive year to $0.37 per share in the third quarter,” added Kingsley. “This increase in the quarterly cash dividend of 8.8% affirms our continued commitment to providing favorable long-term returns to our shareholders.”

Second Quarter 2025 Financial Highlights

Net Income	■	Net income was $22.5 million and diluted earnings per share was $0.44
	■	Operating net income was $44.9 million and operating diluted earnings per share of $0.88(1)
Net Interest Income / NIM	■	Net interest income on a fully taxable equivalent (“FTE”) basis was $124.9 million, an increase of $17.0 million from the prior quarter(1)
	■	Net interest margin (“NIM”) on an FTE basis was 3.59%(1), an increase of 15 basis points (“bps”) from the prior quarter
	■	Earning asset yields of 5.12% were up 17 bps from the prior quarter
	■	Total cost of funds of 1.62% were up 2 bps from the prior quarter
	■	Included in FTE net interest income was $5.0 million of acquisition-related net accretion, which was up $2.8 million from the first quarter of 2025

Noninterest Income	■	Noninterest income was $46.8 million and 27% of total revenues, excluding net securities gains (losses)
Loans and Credit Quality	■	Period end total loans were $11.62 billion as of June 30, 2025, including $1.67 billion of loans acquired from Evans
	■	Net charge-offs to average loans was 0.09% annualized
	■	Nonperforming loans to total loans was 0.40%
	■	Allowance for loan losses to total loans was 1.21%
	■	Provision for loan losses was $17.8 million and included $13.0 million of acquisition-related provision for credit losses
Deposits	■	Deposits were $13.52 billion as of June 30, 2025, including $1.86 billion in deposits acquired from Evans
	■	Total cost of deposits was 1.51% for the second quarter of 2025, up 2 bps from the first quarter of 2025
Capital	■	Stockholders’ equity was $1.81 billion as of June 30, 2025
	■	Tangible book value per share(2) was $24.57 at June 30, 2025
	■	Tangible equity to assets of 8.30%(1)
	■	CET1 ratio of 11.37%; Leverage ratio of 9.55%

Loans

■	Period end total loans were $11.62 billion at June 30, 2025, compared to $9.97 billion at December 31, 2024 and $9.85 billion at June 30, 2024.
■
Period end total loans increased $1.65 billion from December 31, 2024 and $1.77 billion from June 30, 2024. Excluding the other consumer and residential solar portfolios, which are in a planned run-off status, and the loans acquired from Evans, period end loans increased $221.0 million, or 2.5%, from June 30, 2024.

Deposits

■
Total deposits at June 30, 2025 were $13.52 billion, compared to $11.55 billion at December 31, 2024 and $11.27 billion at June 30, 2024. Excluding the deposits acquired from Evans, deposits increased $104.4 million from December 31, 2024 and $379.7 million, or 3.4%, from June 30, 2024. Deposit mix characteristics also improved with an increase in demand deposits, interest-bearing checking and money market accounts offset by a decrease in time deposits.

■	The loan to deposit ratio was 86.0% at June 30, 2025, compared to 86.3% at December 31, 2024 and 87.4% at June 30, 2024.

Net Interest Income and Net Interest Margin

■
Net interest income for the second quarter of 2025 was $124.2 million, an increase of $17.0 million, or 15.9%, from the first quarter of 2025 and an increase of $27.0 million, or 27.8%, from the second quarter of 2024. The increase in net interest income from the first quarter of 2025 was largely attributed to the Evans acquisition with higher earning asset yields also contributing to the increase. The increase in net interest income from the second quarter of 2024 resulted primarily from the Evans acquisition, the improvement in net interest margin and organic growth in interest-earning assets.

■
The NIM on an FTE basis for the second quarter of 2025 was 3.59%, an increase of 15 bps from the first quarter of 2025. This increase was primarily driven by an increase in earning asset yields and acquisition-related net accretion. The NIM on an FTE basis increased 41 bps from the second quarter of 2024 due to higher yields on earning assets, including acquisition-related net accretion and a decrease in the cost of interest-bearing liabilities.

■
Earning asset yields for the three months ended June 30, 2025 increased 17 bps from the prior quarter to 5.12%. Loan yields for the three months ended June 30, 2025 increased 15 bps from the prior quarter to 5.77%, due to loans originating at higher rates than portfolio yields during the quarter and acquisition-related net accretion. Earnings asset yields increased 20 bps from the same quarter in the prior year as new loan yields were priced higher than portfolio yields and acquisition-related net accretion. Average earning assets increased $1.26 billion, or 9.9%, from the first quarter of 2025 and grew $1.59 billion, or 12.9%, from the second quarter of 2024 due primarily to the addition of $1.95 billion in interest-earnings assets in May of 2025 from the Evans acquisition and organic earning asset growth.

■
NBT completed the sale of the Evans available for sale investment securities portfolio in May which contributed to the increase in short-term interest-bearing accounts in the second quarter of 2025. At acquisition, the portfolio had a fair value of approximately $255 million.

■
Total cost of deposits, including noninterest bearing deposits, was 1.51% for the second quarter of 2025, an increase of 2 bps from the prior quarter as Evans higher cost of deposits, primarily in interest-bearing checking and savings deposit accounts, were partially offset by a decrease in the cost of time deposits. Total cost of deposits decreased 17 bps from the same period in the prior year.

■	Total cost of funds for the three months ended June 30, 2025 was 1.62%, an increase of 2 bps from the prior quarter and a decrease of 23 bps from the second quarter of 2024.

Asset Quality and Allowance for Loan Losses

■
Net charge-offs to total average loans for the second quarter of 2025 was 9 bps compared to 27 bps in the prior quarter primarily due to a decrease in both commercial and consumer net charge-offs. Included in net charge-offs for the first quarter of 2025 was a $2.1 million write-down of a nonperforming commercial real estate loan to the estimated fair value in the first quarter of 2025.

■
Nonperforming assets to total assets was 0.29% at June 30, 2025, compared to 0.35% at March 31, 2025 and compared to 0.38% at December 31, 2024. During the second quarter of 2025, the foreclosure on the collateral of a nonperforming commercial real estate loan, where the Company was not the lead bank, was completed. The Company’s participation interest was transferred into a newly formed special purpose entity structured as a limited liability company, which will be accounted for using the equity method of accounting and was reported in other assets.

■
Provision expense for the three months ended June 30, 2025 was $17.8 million, compared to $7.6 million for the first quarter of 2025. The increase in the provision for loan losses during the quarter was due to $13.0 million of acquisition-related provision for loan losses and modest deterioration in the economic forecast, partially offset by a decrease in net charge-offs from the prior quarter and portfolio mix changes with the run-off of the other consumer and residential solar portfolios.

■
The allowance for loan losses was $140.2 million, or 1.21% of total loans, at June 30, 2025, compared to $117.0 million, or 1.17% of total loans, at March 31, 2025 and compared to $116.0 million, or 1.16% of total loans, at December 31, 2024. The increase in the allowance for loan losses in the second quarter of 2025 included $20.7 million of allowance for acquired Evans loans, which included both the $13.0 million of non-purchased credit deteriorated allowance recognized through the provision for loan losses and the $7.7 million of purchased credit deteriorated allowance reclassified from loans. In addition, a modest deterioration of the economic forecast contributed to the increase in the allowance for loan losses, partially offset by the portfolio mix changes with the run-off of the other consumer and residential solar portfolios.

■
The reserve for unfunded loan commitments was $6.2 million at June 30, 2025, compared to $4.5 million at March 31, 2025 and compared to $4.4 million at December 31, 2024. The provision for unfunded loan commitments in the second quarter of 2025 included $0.5 million of acquisition-related provision for unfunded loan commitments.

Noninterest Income

■
Total noninterest income, excluding securities gains (losses), was $46.8 million for the three months ended June 30, 2025, down $0.7 million, or 1.5%, from the first quarter of 2025, and up $3.5 million, or 8.1%, from the second quarter of 2024.

■	Card services income increased $0.8 million from the prior quarter and increased $0.5 million from the second quarter of 2024, driven by the Evans acquisition and increased volumes.
■
Retirement plan administration fees were consistent with the prior quarter and increased $0.9 million, or 6.2%, from the second quarter of 2024. The increase from the second quarter of 2024 was driven by higher market values of assets under administration and the acquisition of a small third-party administrator (“TPA”) business in the fourth quarter of 2024.

■
Wealth management fees were consistent with the prior quarter and increased $0.5 million, or 5.0%, from the second quarter of 2024. The increase from the second quarter of 2024 was driven by market performance and growth in new customer accounts.

■	Insurance revenues decreased $0.7 million from the seasonally high first quarter of 2025 and increased 6.5% from the prior year due to organic growth.
■	Bank owned life insurance income decreased from the first quarter of 2025 due to a $1.3 million gain recognized in the first quarter of 2025.

Noninterest Expense

■
Total noninterest expense was $122.6 million for the second quarter of 2025, compared to $99.9 million for the first quarter of 2025 and $89.6 million for the second quarter of 2024. Total noninterest expense, excluding $17.2 million of acquisition expenses in the second quarter of 2025 and $1.2 million of acquisition expenses in the first quarter of 2025, increased 6.8% compared to the previous quarter and increased 17.7% from the second quarter of 2024. The increase was primarily due to the acquisition of Evans.

■
Salaries and benefits increased 5.7% from the prior quarter driven by the Evans acquisition as we added 200 Evans employees to NBT in May, a full quarter of merit pay increases, which were effective in March, and higher medical costs. These increases were partially offset by lower payroll taxes and stock-based compensation expenses which are seasonally higher in the first quarter. The increase from the second quarter of 2024 was driven by the impact of the Evans acquisition, merit pay increases, higher medical and other benefit costs.

■
Technology and data services increased $0.6 million from the prior quarter and $1.6 million from the second quarter of 2024 primarily due to the Evans acquisition, timing of planned initiatives and continued investment in digital platform solutions.

■
Occupancy costs were consistent from the prior quarter due to lower seasonal maintenance and utilities costs being offset by the additional expenses from the Evans acquisition. The $1.4 million increase from the second quarter of 2024 was driven by the additional expenses from the Evans acquisition, higher utilities and higher facilities costs related to new banking locations.

■
Amortization of intangible assets increased $0.9 million from the prior quarter and from the second quarter of 2024 primarily due to the amortization of intangible assets related to the Evans acquisition.

Income Taxes

■
The effective tax rate for the second quarter of 2025 was 26.7%, which was up from 22.0% for the second quarter of 2024 primarily due to the estimated impact of acquisition expenses related to the Evans acquisition and a lower level of tax-exempt income as a percentage of total taxable income.

Capital

■	Tangible common equity to tangible assets(1) was 8.30% at June 30, 2025. Tangible book value per share(2) was $24.57 at June 30, 2025, $24.74 at March 31, 2025 and $22.54 at June 30, 2024.
■
Stockholders’ equity increased $279.0 million from December 31, 2024 driven by the Evans acquisition adding $221.8 million of capital, net income generation of $59.3 million and a $31.4 million decrease in accumulated other comprehensive loss reflecting the change in the fair value of securities available for sale, partially offset by dividends declared of $33.9 million.

■	As of June 30, 2025, CET1 capital ratio of 11.37%, leverage ratio of 9.55% and total risk-based capital ratio of 14.48%.

Dividend

■
The Board of Directors approved a third-quarter cash dividend of $0.37 per share at a meeting held earlier today. The dividend represents a $0.03 per quarter, or 8.8%, increase over the dividend paid in the third quarter of 2024. This is the Company’s thirteenth consecutive year of annual dividend increases. The dividend will be paid on September 15, 2025 to stockholders of record as of September 1, 2025.

Stock Repurchase

■
The Company did not purchase shares of its common stock during the three months ended June 30, 2025. The Company may repurchase shares of its common stock from time to time to mitigate the potential dilutive effects of stock-based incentive plans and other potential uses of common stock for corporate purposes. As of June 30, 2025, there were 1,992,400 shares available under the Company’s share repurchase program.

Evans Bancorp, Inc. Merger

■
On May 2, 2025, the Company completed the acquisition of Evans. Evans was headquartered in Williamsville, New York. Its primary subsidiary, Evans Bank, National Association, was a federally-chartered national banking association operating 18 banking locations in Western New York.

■
In connection with the acquisition, the Company issued 5.1 million shares and acquired approximately $130.4 million of net assets, including $1.67 billion of loans and $1.86 billion in deposits. As a result of the acquisition, the Company recorded $91.4 million in goodwill and a $33.2 million core deposit intangible. As of the acquisition date, the fair value discount was $95.2 million for loans, net of the reclassification of the purchase credit deteriorated allowance and a $0.6 million net discount related to long-term debt.

Subordinated Debt Redemption

■
In July of 2025, the Company redeemed $118 million of subordinated debt that had a weighted average rate of 5.45% using existing liquidity sources. The $118 million of subordinated debt would have converted to a weighted average floating rate above 9%.

Conference Call and Webcast

The Company will host a conference call at 10:00 a.m. (Eastern) Tuesday, July 29, 2025, to review the second quarter 2025 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at www.nbtbancorp.com/bn/presentations-events.html#events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $16.01 billion at June 30, 2025. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 175 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtbank.com/Insurance.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions, including actual or potential stress in the banking industry, and the impact they may have on the Company and its customers, and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”) and international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war, including international military conflicts, or terrorism; (8) the timely development and acceptance of new products and services and the perceived overall value of these products and services by users; (9) changes in consumer spending, borrowing and saving habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisition and integration of acquired businesses; (13) the possibility that NBT may be unable to achieve expected synergies and operating efficiencies in the Evans merger within the expected timeframes or at all or to successfully integrate Evans operations and those of NBT; (14) the ability to increase market share and control expenses; (15) changes in the competitive environment among financial holding companies; (16) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, and the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) changes in the Company’s organization, compensation and benefit plans; (19) the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (20) greater than expected costs or difficulties related to the integration of new products and lines of business; and (21) the Company’s success at managing the risks involved in the foregoing items.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Profitability (reported)
Diluted earnings per share	$0.44	$0.77	$0.76	$0.80	$0.69
Weighted average diluted common shares outstanding	50,787,474	47,477,391	47,505,760	47,473,417	47,382,814
Return on average assets(3)	0.59%	1.08%	1.04%	1.12%	0.98%
Return on average equity(3)	5.27%	9.68%	9.44%	10.21%	9.12%
Return on average tangible common equity(1)(3)	8.01%	13.63%	13.36%	14.54%	13.23%
Net interest margin(1)(3)	3.59%	3.44%	3.34%	3.27%	3.18%

	6 Months Ended June 30,
	2025	2024
Profitability (reported)
Diluted earnings per share	$1.21	$1.40
Weighted average diluted common shares outstanding	49,143,067	47,381,054
Return on average assets(3)	0.82%	1.00%
Return on average equity(3)	7.35%	9.32%
Return on average tangible common equity(1)(3)	10.69%	13.55%
Net interest margin(1)(3)	3.52%	3.16%

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Profitability (operating)
Diluted earnings per share(1)	$0.88	$0.80	$0.77	$0.80	$0.69
Return on average assets(1)(3)	1.19%	1.11%	1.06%	1.12%	0.98%
Return on average equity(1)(3)	10.52%	9.95%	9.60%	10.23%	9.14%
Return on average tangible common equity(1)(3)	15.25%	13.99%	13.57%	14.56%	13.26%

	6 Months Ended June 30,
	2025	2024
Profitability (operating)
Diluted earnings per share(1)	$1.70	$1.37
Return on average assets(1)(3)	1.16%	0.98%
Return on average equity(1)(3)	10.34%	9.09%
Return on average tangible common equity(1)(3)	14.77%	13.23%

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Balance sheet data
Short-term interest-bearing accounts	$276,786	$37,385	$78,973	$231,671	$35,207
Securities available for sale	1,729,428	1,704,677	1,574,664	1,509,338	1,439,445
Securities held to maturity	809,664	836,833	842,921	854,941	878,909
Net loans	11,484,480	9,863,267	9,853,910	9,787,541	9,733,847
Total assets	16,014,781	13,864,251	13,786,666	13,839,552	13,501,909
Total deposits	13,515,232	11,708,511	11,546,761	11,588,278	11,271,459
Total borrowings	411,376	312,977	414,983	456,666	476,082
Total liabilities	14,209,615	12,298,476	12,260,525	12,317,572	12,039,954
Stockholders’ equity	1,805,166	1,565,775	1,526,141	1,521,980	1,461,955

Capital
Equity to assets	11.27%	11.29%	11.07%	11.00%	10.83%
Tangible equity ratio(1)	8.30%	8.68%	8.42%	8.36%	8.11%
Book value per share	$34.46	$33.13	$32.34	$32.26	$31.00
Tangible book value per share(2)	$24.57	$24.74	$23.88	$23.83	$22.54
Leverage ratio	9.55%	10.39%	10.24%	10.29%	10.16%
Common equity tier 1 capital ratio	11.37%	12.12%	11.93%	11.86%	11.70%
Tier 1 capital ratio	11.37%	13.02%	12.83%	12.77%	12.61%
Total risk-based capital ratio	14.48%	15.24%	15.03%	15.02%	14.88%
Common stock price (end of period)	$41.55	$42.90	$47.76	$44.23	$38.60

NBT Bancorp Inc. and Subsidiaries
Asset Quality and Consolidated Loan Balances
(unaudited, dollars in thousands)

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Asset quality
Nonaccrual loans	$43,181	$44,829	$45,819	$33,338	$34,755
90 days past due and still accruing	3,211	2,862	5,798	3,981	3,333
Total nonperforming loans	46,392	47,691	51,617	37,319	38,088
Other real estate owned	345	308	182	127	74
Total nonperforming assets	46,737	47,999	51,799	37,446	38,162
Allowance for loan losses	140,200	117,000	116,000	119,500	120,500

Asset quality ratios
Allowance for loan losses to total loans	1.21%	1.17%	1.16%	1.21%	1.22%
Total nonperforming loans to total loans	0.40%	0.48%	0.52%	0.38%	0.39%
Total nonperforming assets to total assets	0.29%	0.35%	0.38%	0.27%	0.28%
Allowance for loan losses to total nonperforming loans	302.21%	245.33%	224.73%	320.21%	316.37%
Past due loans to total loans(4)	0.38%	0.32%	0.34%	0.36%	0.30%
Net charge-offs to average loans(3)	0.09%	0.27%	0.23%	0.16%	0.15%

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Loan net charge-offs by line of business
Commercial	$97	$2,109	$2,542	$807	$(8)
Residential real estate and home equity	(27)	(25)	(25)	(64)	(76)
Indirect auto	749	1,155	675	725	747
Residential solar and other consumer	1,542	3,315	2,517	2,452	3,036
Total loan net charge-offs	$2,361	$6,554	$5,709	$3,920	$3,699

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Allowance for loan losses as a percentage of loans by segment
Commercial & industrial	0.79%	0.76%	0.73%	0.73%	0.76%
Commercial real estate	1.14%	1.02%	0.95%	1.01%	1.00%
Residential real estate	1.05%	1.00%	1.00%	1.00%	0.98%
Auto	0.70%	0.72%	0.81%	0.83%	0.85%
Residential solar and other consumer	3.64%	3.61%	3.64%	3.69%	3.78%
Total	1.21%	1.17%	1.16%	1.21%	1.22%

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Loans by line of business
Commercial & industrial	$1,692,335	$1,436,990	$1,426,482	$1,458,926	$1,397,935
Commercial real estate	4,800,494	3,890,115	3,876,698	3,792,498	3,784,214
Residential real estate	2,530,344	2,127,588	2,142,249	2,143,766	2,134,875
Home equity	423,355	331,400	334,268	328,687	326,556
Indirect auto	1,319,401	1,309,084	1,273,253	1,235,175	1,225,786
Residential solar and other consumer	858,751	885,090	916,960	947,989	984,981
Total loans	$11,624,680	$9,980,267	$9,969,910	$9,907,041	$9,854,347

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	December 31,
	2025	2024
Assets
Cash and due from banks	$264,777	$205,083
Short-term interest-bearing accounts	276,786	78,973
Equity securities, at fair value	46,658	42,372
Securities available for sale, at fair value	1,729,428	1,574,664
Securities held to maturity (fair value $735,387 and $749,945, respectively)	809,664	842,921
Federal Reserve and Federal Home Loan Bank stock	40,813	33,957
Loans held for sale	3,756	9,744
Loans	11,624,680	9,969,910
Less allowance for loan losses	140,200	116,000
Net loans	$11,484,480	$9,853,910
Premises and equipment, net	95,793	80,840
Goodwill	454,072	362,663
Intangible assets, net	64,447	36,360
Bank owned life insurance	318,004	272,657
Other assets	426,103	392,522
Total assets	$16,014,781	$13,786,666

Liabilities and stockholders’ equity
Demand (noninterest bearing)	$3,866,856	$3,446,068
Savings, interest-bearing checking and money market	7,997,219	6,658,188
Time	1,651,157	1,442,505
Total deposits	$13,515,232	$11,546,761
Short-term borrowings	112,970	162,942
Long-term debt	44,842	29,644
Subordinated debt, net	141,943	121,201
Junior subordinated debt	111,621	101,196
Other liabilities	283,007	298,781
Total liabilities	$14,209,615	$12,260,525

Total stockholders’ equity	$1,805,166	$1,526,141

Total liabilities and stockholders’ equity	$16,014,781	$13,786,666

NBT Bancorp Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest, fee and dividend income
Interest and fees on loans	$158,912	$136,606	$296,964	$269,752
Securities available for sale	11,609	7,562	21,871	14,686
Securities held to maturity	4,870	5,190	9,784	10,493
Other	2,186	1,408	3,362	2,772
Total interest, fee and dividend income	$177,577	$150,766	$331,981	$297,703
Interest expense
Deposits	$48,219	$46,688	$90,807	$91,027
Short-term borrowings	1,046	2,899	1,912	6,320
Long-term debt	296	291	562	581
Subordinated debt	2,001	1,806	3,823	3,606
Junior subordinated debt	1,795	1,908	3,434	3,821
Total interest expense	$53,357	$53,592	$100,538	$105,355
Net interest income	$124,220	$97,174	$231,443	$192,348
Provision for loan losses	$4,813	$8,899	$12,367	$14,478
Provision for loan losses - acquisition day 1 non-PCD	13,022	-	13,022	-
Total provision for loan losses	$17,835	$8,899	$25,389	$14,478
Net interest income after provision for loan losses	$106,385	$88,275	$206,054	$177,870
Noninterest income
Service charges on deposit accounts	$4,578	$4,219	$8,821	$8,336
Card services income	6,077	5,587	11,394	10,782
Retirement plan administration fees	15,710	14,798	31,568	29,085
Wealth management	10,678	10,173	21,624	19,870
Insurance services	4,097	3,848	8,858	8,236
Bank owned life insurance income	2,180	1,834	5,577	4,186
Net securities gains (losses)	112	(92)	8	2,091
Other	3,500	2,865	6,534	6,038
Total noninterest income	$46,932	$43,232	$94,384	$88,624
Noninterest expense
Salaries and employee benefits	$64,155	$55,393	$124,849	$111,097
Technology and data services	10,804	9,249	21,042	18,999
Occupancy	9,038	7,671	18,065	15,769
Professional fees and outside services	5,021	4,565	9,973	9,418
Amortization of intangible assets	3,042	2,133	5,153	4,301
Reserve for unfunded loan commitments	1,702	(380)	1,792	(830)
Acquisition expenses	17,180	-	18,401	-
Other	11,668	10,957	23,235	22,607
Total noninterest expense	$122,610	$89,588	$222,510	$181,361
Income before income tax expense	$30,707	$41,919	$77,928	$85,133
Income tax expense	8,197	9,203	18,673	18,594
Net income	$22,510	$32,716	$59,255	$66,539
Earnings Per Share
Basic	$0.45	$0.69	$1.21	$1.41
Diluted	$0.44	$0.69	$1.21	$1.40

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, in thousands except per share data)

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Interest, fee and dividend income
Interest and fees on loans	$158,912	$138,052	$141,103	$141,991	$136,606
Securities available for sale	11,609	10,262	8,773	7,815	7,562
Securities held to maturity	4,870	4,914	4,931	5,042	5,190
Other	2,186	1,176	2,930	1,382	1,408
Total interest, fee and dividend income	$177,577	$154,404	$157,737	$156,230	$150,766
Interest expense
Deposits	$48,219	$42,588	$46,815	$49,106	$46,688
Short-term borrowings	1,046	866	918	1,431	2,899
Long-term debt	296	266	293	292	291
Subordinated debt	2,001	1,822	1,816	1,810	1,806
Junior subordinated debt	1,795	1,639	1,790	1,922	1,908
Total interest expense	$53,357	$47,181	$51,632	$54,561	$53,592
Net interest income	$124,220	$107,223	$106,105	$101,669	$97,174
Provision for loan losses	$4,813	$7,554	$2,209	$2,920	$8,899
Provision for loan losses - acquisition day 1 non-PCD	13,022	-	-	-	-
Total provision for loan losses	$17,835	$7,554	$2,209	$2,920	$8,899
Net interest income after provision for loan losses	$106,385	$99,669	$103,896	$98,749	$88,275
Noninterest income
Service charges on deposit accounts	$4,578	$4,243	$4,411	$4,340	$4,219
Card services income	6,077	5,317	5,652	5,897	5,587
Retirement plan administration fees	15,710	15,858	12,924	14,578	14,798
Wealth management	10,678	10,946	10,842	10,929	10,173
Insurance services	4,097	4,761	3,883	4,913	3,848
Bank owned life insurance income	2,180	3,397	2,271	1,868	1,834
Net securities gains (losses)	112	(104)	222	476	(92)
Other	3,500	3,034	2,221	2,773	2,865
Total noninterest income	$46,932	$47,452	$42,426	$45,774	$43,232
Noninterest expense
Salaries and employee benefits	$64,155	$60,694	$61,749	$59,641	$55,393
Technology and data services	10,804	10,238	10,220	9,920	9,249
Occupancy	9,038	9,027	7,786	7,754	7,671
Professional fees and outside services	5,021	4,952	4,843	4,871	4,565
Amortization of intangible assets	3,042	2,111	2,080	2,062	2,133
Reserve for unfunded loan commitments	1,702	90	(125)	250	(380)
Acquisition expenses	17,180	1,221	988	543	-
Other	11,668	11,567	13,234	10,704	10,957
Total noninterest expense	$122,610	$99,900	$100,775	$95,745	$89,588
Income before income tax expense	$30,707	$47,221	$45,547	$48,778	$41,919
Income tax expense	8,197	10,476	9,542	10,681	9,203
Net income	$22,510	$36,745	$36,005	$38,097	$32,716
Earnings Per Share
Basic	$0.45	$0.78	$0.76	$0.81	$0.69
Diluted	$0.44	$0.77	$0.76	$0.80	$0.69

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates
	Q2 - 2025		Q1 - 2025		Q4 - 2024		Q3 - 2024		Q2 - 2024
Assets
Short-term interest-bearing accounts	$146,640	4.61%	$63,198	4.51%	$184,988	5.27%	$62,210	4.87%	$48,861	5.48%
Securities taxable(1)	2,486,349	2.40%	2,402,772	2.30%	2,317,034	2.10%	2,266,930	1.99%	2,280,767	1.97%
Securities tax-exempt(1)(5)	221,328	3.65%	220,210	3.60%	211,493	3.46%	217,251	3.47%	226,032	3.56%
FRB and FHLB stock	39,176	5.12%	33,469	5.73%	33,261	5.75%	35,395	6.97%	40,283	7.41%
Loans(1)(6)	11,064,920	5.77%	9,981,487	5.62%	9,957,879	5.65%	9,865,412	5.74%	9,772,014	5.63%
Total interest-earning assets	$13,958,413	5.12%	$12,701,136	4.95%	$12,704,655	4.96%	$12,447,198	5.01%	$12,367,957	4.92%
Other assets	1,242,690		1,088,069		1,093,419		1,072,277		1,064,487
Total assets	$15,201,103		$13,789,205		$13,798,074		$13,519,475		$13,432,444
Liabilities and stockholders’ equity
Money market deposits	$3,808,024	3.00%	$3,496,552	3.04%	$3,504,937	3.27%	$3,342,845	3.68%	$3,254,252	3.65%
Interest-bearing checking deposits	1,902,392	0.98%	1,682,265	0.84%	1,664,960	0.91%	1,600,547	0.87%	1,603,695	0.78%
Savings deposits	1,852,027	0.35%	1,571,673	0.05%	1,561,703	0.05%	1,566,316	0.05%	1,586,753	0.05%
Time deposits	1,600,908	3.37%	1,450,846	3.55%	1,446,798	3.85%	1,442,424	4.00%	1,391,062	4.00%
Total interest-bearing deposits	$9,163,351	2.11%	$8,201,336	2.11%	$8,178,398	2.28%	$7,952,132	2.46%	$7,835,762	2.40%
Federal funds purchased	14,231	4.51%	2,278	4.45%	-	-	2,609	5.34%	29,945	5.56%
Repurchase agreements	89,957	2.52%	107,496	2.87%	116,408	3.13%	98,035	2.80%	86,405	1.55%
Short-term borrowings	27,845	4.62%	7,033	4.61%	174	4.57%	48,875	5.74%	155,159	5.58%
Long-term debt	30,705	3.87%	27,674	3.90%	29,657	3.93%	29,696	3.91%	29,734	3.94%
Subordinated debt, net	134,684	5.96%	121,331	6.09%	120,967	5.97%	120,594	5.97%	120,239	6.04%
Junior subordinated debt	107,948	6.67%	101,196	6.57%	101,196	7.04%	101,196	7.56%	101,196	7.58%
Total interest-bearing liabilities	$9,568,721	2.24%	$8,568,344	2.23%	$8,546,800	2.40%	$8,353,137	2.60%	$8,358,440	2.58%
Demand deposits	3,634,517		3,385,080		3,438,194		3,389,894		3,323,906
Other liabilities	285,357		296,983		295,292		292,446		306,747
Stockholders’ equity	1,712,508		1,538,798		1,517,788		1,483,998		1,443,351
Total liabilities and stockholders’ equity	$15,201,103		$13,789,205		$13,798,074		$13,519,475		$13,432,444
Interest rate spread		2.88%		2.72%		2.56%		2.41%		2.34%
Net interest margin (FTE)(1)		3.59%		3.44%		3.34%		3.27%		3.18%

Total cost of deposits	$12,797,868	1.51%	$11,586,416	1.49%	$11,616,592	1.60%	$11,342,026	1.72%	$11,159,668	1.68%
Total cost of funds	13,203,238	1.62%	11,953,424	1.60%	11,984,994	1.71%	11,743,031	1.85%	11,682,346	1.85%

NBT Bancorp Inc. and Subsidiaries
Average Year-to-Date Balance Sheets
(unaudited, dollars in thousands)

	Average		Yield/	Average		Yield/
	Balance	Interest	Rates	Balance	Interest	Rates
Six Months Ended June 30,	2025			2024
Assets
Short-term interest-bearing accounts	$105,150	$2,389	4.58%	$48,416	$1,201	4.99%
Securities taxable(1)	2,444,791	28,520	2.35%	2,279,399	21,977	1.94%
Securities tax-exempt(1)(5)	220,772	3,968	3.62%	228,250	4,053	3.57%
FRB and FHLB stock	36,338	973	5.40%	41,289	1,571	7.65%
Loans(1)(6)	10,526,197	297,422	5.70%	9,723,453	270,217	5.59%
Total interest-earning assets	$13,333,248	$333,272	5.04%	$12,320,807	$299,019	4.88%
Other assets	1,165,806			1,059,937
Total assets	$14,499,054			$13,380,744
Liabilities and stockholders’ equity
Money market deposits	$3,653,148	$54,719	3.02%	$3,191,706	$57,278	3.61%
Interest-bearing checking deposits	1,792,937	8,135	0.91%	1,601,992	6,120	0.77%
Savings deposits	1,712,624	1,806	0.21%	1,597,206	352	0.04%
Time deposits	1,526,292	26,147	3.45%	1,371,810	27,277	4.00%
Total interest-bearing deposits	$8,685,001	$90,807	2.11%	$7,762,714	$91,027	2.36%
Federal funds purchased	8,287	185	4.50%	24,857	686	5.55%
Repurchase agreements	98,678	1,327	2.71%	84,412	649	1.55%
Short-term borrowings	17,498	400	4.61%	184,275	4,985	5.44%
Long-term debt	29,198	562	3.88%	29,753	581	3.93%
Subordinated debt, net	128,044	3,823	6.02%	120,056	3,606	6.04%
Junior subordinated debt	104,590	3,434	6.62%	101,196	3,821	7.59%
Total interest-bearing liabilities	$9,071,296	$100,538	2.23%	$8,307,263	$105,355	2.55%
Demand deposits	3,510,487			3,340,257
Other liabilities	291,139			296,747
Stockholders’ equity	1,626,132			1,436,477
Total liabilities and stockholders’ equity	$14,499,054			$13,380,744
Net interest income (FTE)(1)		$232,734			$193,664
Interest rate spread			2.81%			2.33%
Net interest margin (FTE)(1)			3.52%			3.16%
Taxable equivalent adjustment		$1,291			$1,316
Net interest income		$231,443			$192,348

Total cost of deposits	$12,195,488	$90,807	1.50%	$11,102,971	$91,027	1.65%
Total cost of funds	12,581,783	100,538	1.61%	11,647,520	105,355	1.82%

(1)	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands except per share data)

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Operating net income
Net income	$22,510	$36,745	$36,005	$38,097	$32,716
Acquisition expenses	17,180	1,221	988	543	-
Acquisition-related provision for credit losses	13,022	-	-	-	-
Acquisition-related reserve for unfunded loan commitments	532	-	-	-	-
Securities (gains) losses	(112)	104	(222)	(476)	92
Adjustments to net income	$30,622	$1,325	$766	$67	$92
Adjustments to net income (net of tax)	$22,413	$1,020	$604	$52	$72
Operating net income	$44,923	$37,765	$36,609	$38,149	$32,788
Operating diluted earnings per share	$0.88	$0.80	$0.77	$0.80	$0.69

	6 Months Ended June 30,
	2025	2024
Operating net income
Net income	$59,255	$66,539
Acquisition expenses	18,401	-
Acquisition-related provision for credit losses	13,022	-
Acquisition-related reserve for unfunded loan commitments	532	-
Securities (gains) losses	(8)	(2,091)
Adjustments to net income	$31,947	$(2,091)
Adjustments to net income (net of tax)	$24,120	$(1,631)
Operating net income	$83,375	$64,908
Operating diluted earnings per share	$1.70	$1.37

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
FTE adjustment
Net interest income	$124,220	$107,223	$106,105	$101,669	$97,174
Add: FTE adjustment	655	636	619	639	658
Net interest income (FTE)	$124,875	$107,859	$106,724	$102,308	$97,832
Average earning assets	$13,958,413	$12,701,136	$12,704,655	$12,447,198	$12,367,957
Net interest margin (FTE)(3)	3.59%	3.44%	3.34%	3.27%	3.18%

	6 Months Ended June 30,
	2025	2024
FTE adjustment
Net interest income	$231,443	$192,348
Add: FTE adjustment	1,291	1,316
Net interest income (FTE)	$232,734	$193,664
Average earning assets	$13,333,248	$12,320,807
Net interest margin (FTE)(3)	3.52%	3.16%

Interest income for tax-exempt securities and loans have been adjusted to an FTE basis using the statutory Federal income tax rate of 21%.

(1)	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures (continued)
(unaudited, dollars in thousands)

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Tangible equity to tangible assets
Total equity	$1,805,166	$1,565,775	$1,526,141	$1,521,980	$1,461,955
Intangible assets	518,519	396,912	399,023	397,853	398,686
Total assets	$16,014,781	$13,864,251	$13,786,666	$13,839,552	$13,501,909
Tangible equity to tangible assets	8.30%	8.68%	8.42%	8.36%	8.11%

	2025		2024
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Return on average tangible common equity
Net income	$22,510	$36,745	$36,005	$38,097	$32,716
Amortization of intangible assets (net of tax)	2,282	1,583	1,560	1,547	1,600
Net income, excluding intangibles amortization	$24,792	$38,328	$37,565	$39,644	$34,316

Average stockholders’ equity	$1,712,508	$1,538,798	$1,517,788	$1,483,998	$1,443,351
Less: average goodwill and other intangibles	471,159	398,233	399,139	399,113	399,968
Average tangible common equity	$1,241,349	$1,140,565	$1,118,649	$1,084,885	$1,043,383
Return on average tangible common equity(3)	8.01%	13.63%	13.36%	14.54%	13.23%

	6 Months Ended June 30,
	2025	2024
Return on average tangible common equity
Net income	$59,255	$66,539
Amortization of intangible assets (net of tax)	3,865	3,226
Net income, excluding intangibles amortization	$63,120	$69,765

Average stockholders’ equity	$1,626,132	$1,436,477
Less: average goodwill and other intangibles	434,897	400,862
Average tangible common equity	$1,191,235	$1,035,615
Return on average tangible common equity(3)	10.69%	13.55%

(2)	Non-GAAP measure - Stockholders’ equity less goodwill and intangible assets divided by common shares outstanding.
(3)	Annualized.
(4)	Total past due loans, defined as loans 30 days or more past due and in an accrual status.
(5)	Securities are shown at average amortized cost.
(6)	For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.